EXHIBIT 99.2

AMENDED ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MMC’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008.

As discussed in Note 1 of these consolidated financial statements included in Amended Item 8, during the second quarter of 2009, Kroll sold Kroll Government Services (“KGS”). Accordingly, we have amended the consolidated results of operations, segment data and related disclosures contained in this management’s discussion and analysis to reflect the results of KGS as a discontinued operation.

The disclosures in this amended item 7 also include the effects of (1) the retrospective application of SFAS 160, “Non-Controlling Interests in Consolidated Financial Statements—an amendment of ARB 51” and FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-based Payment Transactions are Participating Securities”; and (2) an immaterial correction to the statements of cash flows, each of which is discussed in Note 1 to the consolidated financial statements.

General

Marsh & McLennan Companies, Inc. and Subsidiaries (“MMC”) is a global professional services firm providing advice and solutions in the areas of risk, strategy, and human capital. MMC’s subsidiaries include Marsh, which provides risk and insurance services; Guy Carpenter, which provides reinsurance services; Mercer, which provides human resource and related financial advice and services; Oliver Wyman Group, which provides management consulting and other services and Kroll, which provides risk consulting and technology services. MMC’s approximately 54,000 employees worldwide provide analysis, advice and transactional capabilities to clients in over 100 countries.

MMC’s business segments are based on the services provided. Risk and Insurance Services includes risk management and insurance and reinsurance broking and services, provided primarily by Marsh and Guy Carpenter. Consulting, which comprises the activities of Mercer and Oliver Wyman Group, includes human resource consulting and related investment and outsourcing services, and specialized management, economic and brand consulting services. Risk Consulting & Technology, conducted through Kroll, includes risk consulting and related investigative, intelligence, financial, security and technology services. During the second quarter of 2009, Kroll sold Kroll Government Services (“KGS”), which has been classified as a discontinued operation. During the fourth quarter of 2008, MMC disposed of its U.S. and U.K. restructuring businesses to their respective management teams in separate leveraged buyouts.

We describe the primary sources of revenue and categories of expense for each segment below, in our discussion of segment financial results. A reconciliation of segment operating income to total operating income is included in Note 17 to the consolidated financial statements included elsewhere in this report. The accounting policies used for each segment are the same as those used for the consolidated financial statements.

This MD&A contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. See “Information Concerning Forward-Looking Statements” at the outset of this report.

Consolidated Results of Operations

For the Years Ended December 31, (In millions, except per share figures)	2008	2007	2006
Revenue	$11,518	$11,135	$10,293
Expense
Compensation and benefits	7,181	6,937	6,434
Other operating expenses	3,549	3,344	2,919
Goodwill impairment charge	540	—	—
Operating expenses	11,270	10,281	9,353
Operating Income	$248	$854	$940
(Loss) Income from Continuing Operations	$(69)	$557	$635
Discontinued Operations, net of tax	7	1,932	363
Net (Loss) Income	$(62)	$2,489	$998
Net (Loss) Income Attributable to MMC	$(73)	$2,475	$990
(Loss) Income from Continuing Operations Per Share:
Basic	$(0.14)	$0.98	$1.12
Diluted	$(0.15)	$0.98	$1.11
Net (Loss) Income Per Share Attributable to MMC:
Basic	$(0.13)	$4.49	$1.77
Diluted	$(0.14)	$4.45	$1.73
Average number of shares outstanding:
Basic	514	539	550
Diluted	514	542	553
Shares outstanding at December 31,	514	520	552

Consolidated operating income was $248 million in 2008 compared with $854 million in the prior year. The 2008 results include the negative impact of a $540 million goodwill impairment charge related to the Risk Consulting & Technology segment and restructuring related items of $388 million in 2008, including the $28 million loss on the sale of the U.K. restructuring businesses, compared with restructuring costs of $105 million in 2007. Excluding these charges, consolidated operating income was $1.2 billion in 2008 compared with $959 million in 2007.

Risk and Insurance Services operating income increased $118 million to $460 million in 2008 compared with 2007, or 35%, despite an increase of $149 million in restructuring and related charges.

Consulting’s operating income decreased $51 million to $555 million in 2008. Restructuring and related charges in 2008 at Mercer were $40 million compared with $8 million of such charges recorded in 2007.

Risk Consulting & Technology incurred an operating loss of $512 million in 2008 compared with $106 million of operating income in 2007. Operating results in 2008 include the $540 million goodwill impairment charge, restructuring and related charges of $17 million and a loss on the disposal of its U.K. restructuring businesses of $28 million. There were no similar charges recognized in this segment in 2007.

Corporate expenses increased $55 million to $255 million in 2008. In 2008, corporate expenses include $85 million of restructuring and related charges primarily resulting from estimated future rent and other real estate costs to exit space in MMC’s New York headquarters building and previously vacated space in the U.K. and other locations. Restructuring and related charges were $28 million in 2007.

The consolidated net loss was $73 million in 2008, which includes charges of $928 million related to the goodwill impairment and restructuring and related charges, compared with net income of $2.5 billion in the prior year. Results for 2007 include a $1.9 billion gain on the disposal of Putnam, partly offset by restructuring and related charges of $105 million.

Discontinued operations in 2007 primarily includes the gain on disposal of Putnam.

Consolidated Revenues and Expenses

MMC conducts business in many countries, as a result of which the impact of foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, the revenue impact of acquisitions and dispositions may impact period-to-period comparisons of revenue. Underlying revenue measures the change in revenue from one period to another by isolating these impacts. The impact of foreign currency exchange fluctuations, acquisitions and dispositions on MMC’s operating revenues by segment is as follows:

	Year Ended December 31,			Components of Revenue Change
(In millions, except percentage figures)			% Change Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2008	2007
Risk and Insurance Services
Marsh	$4,524	$4,369	4%*	1%	—	2%*
Guy Carpenter	803	854	(6)%	1%	—	(7)%
Fiduciary Interest Income	139	177	(22)%	1%	—	(23)%
Total Risk and Insurance Services	5,466	5,400	1%	1%	—	—

Consulting
Mercer	3,642	3,368	8%	—	1%	7%
Oliver Wyman Group	1,554	1,516	2%	1%	3%	(2)%
Total Consulting	5,196	4,884	6%	—	2%	4%

Risk Consulting & Technology
Kroll	797	773	3%	—	5%	(2)%
Corporate Advisory and Restructuring	127	172	(26)%	(1)%	—	(25)%
Total Risk Consulting & Technology	924	945	(2)%	—	4%	(6)%

Total Operating Segments	11,586	11,229	3%	1%	1%	1%

Corporate/Eliminations	(68)	(94)
Total Revenue	$11,518	$11,135	3%	1%	1%	1%

*	Marsh’s revenue growth and underlying revenue growth were 3.6% and 2.4%, respectively, so the columns do not add because of rounding.

				Components of Revenue Change
	Year Ended December 31,		% Change Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
(In millions, except percentage figures)	2008	2007
Marsh:
EMEA	$1,706	$1,618	5%	2%	—	3%
Asia Pacific	412	374	10%	2%	—	8%
Latin America	252	239	6%	5%	(5)%	6%
Total International	2,370	2,231	6%	2%	—	4%
U.S. and Canada	2,154	2,138	1%	—	—	1%
Total Marsh	$4,524	$4,369	4%*	1%	—	2%*

Mercer:
Retirement	$1,178	$1,079	9%	—	4%	5%
Health and Benefits	898	827	9%	1%	—	8%
Other Consulting Lines	555	509	9%	2%	(1)%	8%
Total Mercer Consulting	2,631	2,415	9%	1%	1%	7%
Outsourcing	702	682	3%	(1)%	—	4%
Investment Consulting & Management	309	271	14%	(2)%	—	16%
Total Mercer	$3,642	$3,368	8%	—	1%	7%

Kroll:
Litigation Support and Data Recovery	$326	$272	20%	—	14%	6%
Background Screening	263	297	(11)%	—	—	(11)%
Risk Mitigation and Response	208	204	2%	—	—	2%
Total Kroll	$797	$773	3%	—	5%	(2)%

*	Marsh’s revenue growth and underlying revenue growth were 3.6% and 2.4%, respectively, so the columns do not add because of rounding.

				Components of Revenue Change
	Year Ended December 31,		% Change Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
(In millions, except percentage figures)	2007	2006
Risk and Insurance Services
Marsh	$4,369	$4,263	3%	4%	—	(1)%
Guy Carpenter	854	832	3%	2%	—	1%
Fiduciary Interest Income	177	168	6%	4%	—	2%
Total Risk and Insurance Services	5,400	5,263	3%	4%	—	(1)%

Consulting
Mercer	3,368	3,020	12%	5%	—	7%
Oliver Wyman Group	1,516	1,204	26%	5%	3%	18%
Total Consulting	4,884	4,224	16%	5%	1%	10%

Risk Consulting & Technology
Kroll	773	716	8%	2%	(2)%	8%
Corporate Advisory and Restructuring	172	210	(18)%	5%	—	(23)%
Total Risk Consulting & Technology	945	926	2%	3%	(2)%	1%

Total Operating Segments	11,229	10,413	8%	4%	—	4%

Corporate/Eliminations	(94)	(120)

Total Revenue	$11,135	$10,293	8%	4%	—	4%

				Components of Revenue Change
	Year Ended December 31,		% Change Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
(In millions, except percentage figures)	2007	2006
Marsh:
EMEA	$1,618	$1,541	5%	7%	—	(2)%
Asia Pacific	374	335	12%	8%	—	4%
Latin America	239	208	15%	7%	—	8%
Total International	2,231	2,084	7%	7%	—	—
U.S. and Canada	2,138	2,179	(2)%	1%	—	(3)%
Total Marsh	$4,369	$4,263	3%	4%	—	(1)%

Mercer:
Retirement	$1,079	$984	10%	5%	—	5%
Health and Benefits	827	751	10%	2%	—	8%
Other Consulting Lines	509	445	14%	3%	—	11%
Total Mercer Consulting	2,415	2,180	11%	4%	—	7%
Outsourcing	682	635	7%	6%	1%	—
Investment Consulting & Management	271	205	33%	9%	—	24%
Total Mercer	$3,368	$3,020	12%	5%	—	7%

Kroll:
Litigation Support and Data Recovery	$272	$226	20%	2%	4%	14%
Background Screening	297	278	7%	1%	1%	5%
Risk Mitigation and Response	204	212	(4)%	3%	(12)%	5%
Total Kroll	$773	$716	8%	2%	(2)%	8%

Revenue

Consolidated revenue for 2008 increased 3% to $11.5 billion compared with $11.1 billion in 2007, reflecting a 1% increase in underlying revenue, a 1% increase from acquisitions and a 1% positive impact of foreign currency translation.

Revenue in the Risk and Insurance Services segment increased 1% compared with 2007. Underlying revenue growth was flat for the total Risk and Insurance Services segment, reflecting a 2% increase in Marsh, offset by a 7% decrease in Guy Carpenter, and a 23% decrease in fiduciary interest income. Consulting revenue increased 6%, resulting from an 8% increase at Mercer and 2% growth at Oliver Wyman Group. On an underlying basis, revenue increased 4% reflecting a 7% increase in Mercer, and a decrease of 2% in Oliver Wyman Group. Revenue decreased 2% in Risk Consulting & Technology, or 6% on an underlying basis. During the fourth quarter of 2008, MMC disposed of its U.S. and U.K. restructuring businesses, which are included in the Risk Consulting & Technology segment.

In 2007, Risk and Insurance Services revenue increased 3% compared with 2006. Underlying revenue decreased 1% for the total Risk and Insurance Services segment, reflecting a 1% decrease in Marsh, which includes a $40 million decrease in market service revenue, partly offset by a 1% increase in Guy Carpenter and a 2% increase in fiduciary interest income. Consulting revenue increased 16%, resulting from a 12% increase in Mercer’s businesses and 26% growth in Oliver Wyman Group. On an underlying basis, revenue increased 7% in Mercer, 18% in Oliver Wyman Group and 10% for the Consulting segment in total. Revenue increased 2% in Risk Consulting & Technology, 1% on an underlying basis.

Expenses

Consolidated operating expenses in 2008 increased 10%, which included the $540 million goodwill impairment charge recorded in 2008 and a $283 million increase from restructuring and related charges in 2008 as compared with 2007. Excluding these two items, expenses increased 2% in 2008 compared with 2007 and were essentially flat on an underlying basis.

Consolidated operating expenses in 2007 increased 10% compared with 2006. Operating expenses increased 5% on an underlying basis in 2007 compared with 2006. The increase in underlying expenses was due to higher compensation and benefit costs driven by the Consulting segment due to increased volume across all practices, increased advertising, primarily in insurance services, and favorable professional liability experience in 2006.

Restructuring and Related Activities

Actions Initiated in 2008

In 2008, MMC implemented restructuring actions which resulted in costs totaling $312 million primarily related to severance and benefits costs and the loss on the disposal of our U.K. restructuring businesses. These costs were incurred as follows: Risk and Insurance Services—$218 million, Consulting—$40 million, Risk Consulting & Technology—$45 million, and Corporate—$9 million. These activities resulted in the elimination of approximately 1,660 positions at Marsh, 360 positions at Guy Carpenter, 490 positions at Mercer, 300 positions in Risk Consulting & Technology and 85 positions at Corporate. In addition, Marsh outsourced approximately 700 positions as part of its U.K. back office outsourcing initiative. The annualized cost savings from these actions are expected to be approximately $290 million. MMC expects to incur additional restructuring charges in the first half of 2009.

Actions Initiated Prior to 2008

In 2008, MMC recorded $76 million of restructuring charges related to actions initiated in prior years, primarily due to a charge of $62 million for estimated future rent and real estate costs to exit five floors in MMC’s New York headquarters building that was part of the restructuring plan announced in 2006, and $11 million related to changes in the estimated costs for future rent related to previously vacated properties in the U.K. and other locations. These amounts were recorded in Corporate.

Putnam Transaction

On August 3, 2007, Great-West Lifeco Inc. completed its purchase of Putnam Investments Trust for $3.9 billion in cash. The gain on disposal and Putnam’s results of operations through the date of sale, are included in discontinued operations in the accompanying consolidated statements of income. As described in Note 5 to the consolidated financial statements, MMC provided certain indemnities related to the transaction, and also has established liabilities for uncertain tax positions. As these issues are resolved, or as facts and circumstances related to these issues change in the future, the related liabilities will be adjusted and will be recorded in discontinued operations.

Other Businesses Exited

During the second quarter of 2009, Kroll sold Kroll Government Services (“KGS”). The financial results of KGS are included in discontinued operations.

During the fourth quarter of 2008, MMC sold its U.S. and U.K. restructuring businesses to their respective management teams in separate leveraged buyouts. Based on the terms and conditions of the disposals, MMC determined it has “continuing involvement” in these businesses, as that term is used in SEC Staff Accounting Bulletin Topic 5e. Therefore, the results of these businesses, including the loss on disposal, are included in continuing operations. MMC recorded a loss of $28 million on the disposition of the U.K. Corporate Advisory and Restructuring businesses. The net assets of these U.K. businesses were written-off upon transfer to the new owners. MMC will receive royalties on future revenue of these businesses over the next four years. The royalties will be recognized when earned under the terms of the contract and when collectibility is reasonably assured. The transfer of the U.S. restructuring business was financed with a seller note. If MMC receives interest and principal payments as scheduled for the U.S. business, it will recover the value of the net assets transferred to the new owners and recognize a gain on the disposal of $18 million.

Risk and Insurance Services

In the Risk and Insurance Services segment, MMC’s subsidiaries and other affiliated entities act as brokers, agents or consultants for insureds, insurance underwriters and other brokers in the areas of risk management, insurance broking and insurance program management services, primarily under the name of Marsh; and engage in reinsurance broking, catastrophe and financial modeling services and related advisory functions, primarily under the name of Guy Carpenter.

Marsh and Guy Carpenter are compensated for brokerage and consulting services primarily through fees paid by clients and/or commissions paid out of premiums charged by insurance and reinsurance companies. Commission rates vary in amount depending upon the type of insurance or reinsurance coverage provided, the particular insurer or reinsurer, the capacity in which the broker acts and negotiations with clients. Revenues are affected by premium rate levels in the insurance/reinsurance markets, the amount of risk retained by insurance and reinsurance clients themselves and by the value of the risks that have been insured since commission based compensation is frequently related to the premiums paid by insureds/reinsureds. In many cases, compensation may be negotiated in advance, based on the types and amounts of risks to be analyzed by MMC and ultimately placed into the insurance market or retained by the client. The trends and comparisons of revenue from one period to the next will therefore be affected by changes in premium rate levels, fluctuations in client risk retention, and increases or decreases in the value of risks that have been insured, as well as new and lost business, and the volume of business from new and existing clients.

Marsh and Guy Carpenter receive interest income on certain funds (such as premiums and claims proceeds) held in a fiduciary capacity for others. The investment of fiduciary funds is regulated by state and other insurance authorities. These regulations typically provide for segregation of fiduciary funds and limit the types of investments that may be made with them. Interest income from these investments varies depending on the amount of funds invested and applicable interest rates, both of which vary from time to time. For presentation purposes, fiduciary interest is now segregated within the segment from the other revenues of Marsh and Guy Carpenter, as shown in the charts on pages 3 and 5.

The results of operations for the Risk and Insurance Services segment are presented below:

(In millions of dollars)	2008	2007	2006
Revenue	$5,466	$5,400	$5,263
Compensation and Benefits	3,299	3,318	3,207
Other Operating Expenses	1,707	1,740	1,579
Expense	5,006	5,058	4,786
Operating Income	$460	$342	$477
Operating Income Margin	8.4%	6.3%	9.1%

Revenue

Revenue in Risk and Insurance Services increased 1% in 2008 compared with 2007, reflecting the positive impact of foreign currency exchange fluctuations, and was flat on an underlying basis.

In Marsh, revenue increased 4% from last year, reflecting a 1% positive impact of currency translation and a 2% increase in underlying revenue. Client revenue retention increased by 3 percentage points over 2007. New business production also remained strong. On a geographic basis, Marsh’s international revenue increased 6% while the U.S. and Canada increased 1% compared with 2007.

Guy Carpenter revenue decreased 6% in 2008 compared with 2007, or 7% on an underlying basis. Reinsurance premium rates declined during the year across most coverages.

Fiduciary interest income decreased 22% in 2008, or 23% on an underlying basis, primarily due to lower interest rates, and to a lesser extent, lower average invested funds.

Revenue in Risk and Insurance Services increased 3% in 2007 compared with 2006 reflecting the positive impact of foreign currency exchange fluctuations partly offset by a decrease in underlying revenue.

Expense

Expenses in the Risk and Insurance Services segment decreased 1% in 2008 compared with the prior year, reflecting a 2% decrease in underlying expenses, partly offset by a 1% increase related to the impact of foreign exchange. The reduction in compensation and benefits expense in 2008 compared with 2007 reflects a reduction in headcount during the year and a decline in benefits expenses partly offset by increased incentive compensation costs and higher severance costs at both Marsh and Guy Carpenter. The decrease in other expenses reflects the continued focus on expense control and primarily relate to reductions in travel, entertainment, meetings, and marketing and advertising. These decreases were partly offset by higher restructuring and related costs in 2008 compared with 2007, and a $33 million charge in the third quarter of 2008 related to a professional liability claim.

In 2007, expenses in the Risk and Insurance Services segment increased 6% over the prior year. The increase in expenses reflected higher salary costs due to increased headcount during the second half of the year; the impact of foreign currency exchange fluctuations; costs associated with Marsh’s advertising campaign initiated in the spring of 2007; incremental expenses related to the departure of Marsh’s former CEO; and the effect of favorable professional liability experience in 2006. These increases were partly offset by lower restructuring and related costs compared with 2006 and reduced incentive compensation accruals.

Consulting

MMC conducts business in its Consulting segment through two main business groups. Mercer includes practice groups specializing in retirement, health and benefits, outsourcing, and investment consulting and management. Oliver Wyman Group provides specialized management and economic and brand consulting services.

The major component of Consulting’s revenue, in both Mercer and Oliver Wyman Group, is fees paid by clients for advice and services. Mercer, principally through its health & benefits line of business, also earns revenue in the form of commissions received from insurance companies for the placement of group (and occasionally individual) insurance contracts, primarily life, health and accident coverages. Revenue for Mercer’s investment management business and certain of Mercer’s outsourcing businesses consists principally of fees based on assets under administration.

Revenue in the Consulting segment is affected by, among other things, global economic conditions, including changes in clients’ particular industries and markets. Revenue is also subject to competition due to the introduction of new products and services, broad trends in employee demographics, the effect of government policies and regulations, and fluctuations in interest and foreign exchange rates. Revenues from the provision of investment management services and retirement trust and administrative services are significantly affected by securities market performance.

The results of operations for the Consulting segment are presented below:

(In millions of dollars)	2008	2007	2006
Revenue	$5,196	$4,884	$4,224
Compensation and Benefits	3,204	2,953	2,651
Other Operating Expenses	1,437	1,325	1,108
Expense	4,641	4,278	3,759
Operating Income	$555	$606	$465
Operating Income Margin	10.7%	12.4%	11.0%

Revenue

Consulting revenue in 2008 increased 6% compared with 2007 comprising 8% growth at Mercer and 2% growth at Oliver Wyman Group. Revenue for the segment increased 4% on an underlying basis. Within Mercer, the revenue increase of 8% reflects growth in retirement of 9%, health and benefits of 9%, other consulting lines of 9%, outsourcing of 3% and investment consulting & management of 14%. Mercer’s revenue grew 7% on an underlying basis. Oliver Wyman Group grew 2%, but decreased 2% on an underlying basis, compared with the same period last year.

Consulting revenue in 2007 increased 16% compared with 2006. Revenue for Mercer increased 12%, or 7% on an underlying basis driven by strong growth throughout its businesses. Oliver Wyman Group revenues grew 26%, or 18% on an underlying basis, compared with the same period in 2006.

Expense

Consulting expenses increased 8% in 2008 compared with 2007, or 6% on an underlying basis. Compensation and benefit costs increased due to a higher volume of activity at Mercer, largely in the first three quarters of the year. As part of its ongoing effort to realize operational efficiencies, Mercer reduced its headcount in the fourth quarter of 2008, resulting in a $40 million restructuring charge. The increase in other operating expenses reflects a $70 million increase resulting from expenses that are reimbursable by clients.

Consulting expenses increased 14% in 2007 compared with 2006, reflecting higher compensation costs due to an increased volume of business, higher incentive compensation commensurate with improved operating performance and the impact of foreign currency translation.

Risk Consulting & Technology

MMC’s Risk Consulting & Technology segment which comprises the activity of Kroll and Corporate Advisory and Restructuring, includes risk consulting, and related investigative, intelligence, financial, security and technology services.

In May 2009, Kroll sold KGS, its government services business. The results of operations have been reclassified into discontinued operations for all periods presented in the accompanying financial statements.

During the fourth quarter of 2008, MMC sold its U.S. and U.K. restructuring businesses to their respective management teams in separate leveraged buyouts. Based on the terms and conditions of the disposals, MMC determined it has “continuing involvement” in these businesses, as that term is used in SEC Staff Accounting Bulletin Topic 5e and that reclassification to discontinued operations was not appropriate. MMC recorded a loss of $28 million on the disposition of the U.K. restructuring businesses. The net assets of the U.K. businesses were written-off upon transfer to the new owners. MMC will receive royalties on future revenue of these businesses over the next four years. The royalties will be recognized when earned under the terms of the contract and when collectibility is reasonably assured. The transfer of the U.S. restructuring business was financed with a seller note. If MMC receives interest and principal payments as scheduled for the U.S. business, it will recover the value of the net assets transferred to the new owners and recognize a gain on the disposal of $18 million.

Kroll receives compensation primarily in the form of fees paid by clients. These fees are typically earned on an hourly, project, fixed fee or per-unit basis. Kroll’s revenue is subject to changes in international economic and regulatory conditions, including the levels of mortgage applications and new employment. Kroll is also subject to normal competitive forces such as pricing pressures, demand for professional staff and new product development on the part of competitors, particularly in technology services.

The results of operations for the Risk Consulting & Technology segment are presented below:

(In millions of dollars)	2008	2007	2006
Revenue	$924	$945	$926
Compensation and Benefits	447	446	413
Other Operating Expenses	449	393	378
Goodwill Impairment Charge	540	—	—
Expense	1,436	839	791
Operating Income (Loss)	$(512)	$106	$135
Operating Income Margin	N/A	11.2%	14.6%

Revenue

Risk Consulting & Technology revenues decreased 2% compared with 2007, or 6% on an underlying basis. Revenue in Kroll’s litigation support and data recovery and risk mitigation and response businesses increased 6% and 2%, respectively, on an underlying basis compared with 2007. Revenues in Kroll’s background screening business decreased 11% due to declines in both employment and mortgage related background screening. Corporate Advisory and Restructuring revenue was $127 million in 2008, compared with $172 million in 2007. Due to the disposal of the U.S. and U.K. restructuring businesses, future results will only include revenue earned by MMC under the royalty arrangements discussed earlier.

Risk Consulting & Technology revenues increased 2% in 2007 compared with 2006, 1% on an underlying basis. Revenue in Kroll’s litigation support, data recovery and background screening, and risk mitigation and response increased 14%, 5% and 5%, respectively, on an underlying basis compared with 2006. This was offset by a 23% decrease in Corporate Advisory and Restructuring revenue due to weaker demand for these services, including lower client success fees for completed engagements compared with 2006.

Expense

Risk Consulting & Technology expenses in 2008 increased 71% compared with 2007. Expenses in 2008 included the $540 million goodwill impairment charge, restructuring charges of $17 million and the $28 million loss on the disposal of the U.K. restructuring businesses. Excluding these items, Risk Consulting & Technology expenses for 2008 increased 1% compared with 2007 but decreased 2% on an underlying basis.

Risk Consulting & Technology expenses increased 6% in 2007 compared with 2006. Approximately half of the increase results from acquisitions and the impact of foreign currency fluctuation. The remaining increase reflects higher compensation in the Corporate Advisory and Restructuring and the background screening businesses, as well as increased costs for outside services in the background screening business due to a higher volume of business. In addition, expenses in 2006 included a credit related to the early termination of a licensing agreement.

Discontinued Operations

Results of discontinued operations in 2008 include the effects of four discontinued operations—Putnam, Mediservice, Kroll Government Services and Kroll Crucible—which are discussed in more detail below.

With regard to Putnam, discontinued operations in 2008 includes (1) the impact of immaterial corrections and other adjustments to the fourth quarter of 2007 tax provision related to the transaction, (2) adjustments to the tax provision to reflect differences between tax returns filed in 2008 and the initial estimated provisions, and (3) interest on liabilities for certain tax-related indemnities provided as part of the transaction. In the first quarter of 2008, Marsh completed the sale of Mediservice, a claims administration operation in Brazil. The gain on this disposal, net of tax, is included in discontinued operations in 2008. In the third quarter of 2008, Kroll completed the sale of Kroll Crucible (“Crucible”), a division of its government services operation. The loss on this disposal, net of tax, is included in discontinued operations in 2008.

In 2007, discontinued operations include operating results for KGS, the gain on the sale of Putnam, as well as Putnam’s operating income through August 2, 2007 and, in 2006, include the operating income from Putnam, KGS, Sedgwick Claims Management Services (“SCMS”), Kroll Security International (“KSI”) and Price Forbes. Discontinued operations in 2006 also include the gain on disposal of SCMS and a charge to reduce the carrying value of Price Forbes’ assets to fair value.

The following depicts the results of discontinued operations including revenue and expense detail for Putnam:

(In millions of dollars)	2008	2007	2006
Putnam:
Revenue	$—	$798	$1,385
Expense	—	636	1,082
Operating Income	—	162	303
Other discontinued operations	15	(10)	9
Provision for income tax	4	68	121
Income from discontinued operations, net of tax	11	84	191

Gain on disposal of discontinued operations	29	2,965	298
Provision for income tax	33	1,117	126
(Loss) Gain on disposal of discontinued operations, net of tax	(4)	1,848	172
Discontinued operations, net of tax	$7	$1,932	$363

Corporate Items

Corporate Expenses

Corporate expenses were $255 million in 2008, compared to $200 million in 2007. In 2008, expenses include $85 million of restructuring and related charges comprising a $62 million charge related to estimated future rent and other real estate costs to exit five floors in MMC’s New York headquarters building and previously vacated space in the U.K. and other locations. In 2007, restructuring and related items were $28 million. Expenses in 2008 include a $10 million credit for a payment from U.S. Investigative Services, Inc. (“USIS”) in connection with the hiring of MMC’s former CEO, partly offset by costs related to the departure of several senior executives.

Corporate expenses were $200 million in 2007, compared to $137 million in 2006. In 2007, corporate expenses included $28 million for restructuring and related charges, including a credit from an accrual adjustment related to the separation of former MMC senior executives, compared with a credit of $31 million of such items in 2006 that included a $74 million gain on the sale of five floors in MMC’s headquarters building. In 2007, corporate expenses also included incremental costs of $14 million related to the departure of MMC’s former CEO.

Interest

Corporate interest income decreased from $95 million in 2007 to $48 million in 2008. The decrease primarily reflects the combined effect of lower average interest rates and a lower level of invested balances in 2008 compared with the prior year. The invested balances in the second half of 2007 were higher primarily due to proceeds received from the Putnam transaction, which were subsequently used to repurchase MMC shares, pay down debt and pay taxes on the gain on the disposal. Interest expense of $220 million in 2008 decreased from $267 million in 2007. The decrease in interest expense is due to a decrease in the average level of debt outstanding compared to the prior year.

Interest income earned on corporate funds was $95 million in 2007, an increase of $35 million over 2006. The increase in interest income reflects generally higher average interest rates in 2007 compared with 2006, and higher invested balances during the second half of the year resulting from the receipt of proceeds from the Putnam transaction, discussed above. Interest expense of $267 million in 2007 decreased from $303 million from 2006. The decrease in interest expense was primarily due to a decrease in the average level of debt compared with the prior year.

Investment Income (Loss)

In 2008, investment losses were $12 million, primarily due to mark-to-market declines on Risk Capital Holdings’ private equity investments. This compared with $173 million of gains in the prior period, primarily related to mark-to-market gains on private equity fund investments and gains from the sale of investments.

Income Taxes

MMC’s consolidated effective tax rate in 2008 was significantly impacted by the non-deductibility of the goodwill impairment charge. The 2007 consolidated effective tax rate of 34.9% primarily reflects the unfavorable impact of international tax law changes in 2007.

MMC’s consolidated effective tax rate was 34.9% in 2007 compared to 29.7% in 2006. The change primarily reflects the unfavorable impact of international tax law changes in 2007 and the release of valuation allowances on certain deferred tax assets in 2006.

The effective tax rate is sensitive to the geographic mix and repatriation of MMC’s earnings, which may have a favorable or unfavorable impact on the rate. This also could result in foreign tax credit carryforwards arising in future periods for which a valuation allowance may be required. Furthermore, losses in certain jurisdictions cannot be offset by earnings from other operations, and may result in the need for valuation allowances against deferred tax assets which would affect the rate.

In 2007, MMC adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. Uncertain tax positions are evaluated based upon the facts and circumstances that exist at each reporting period. Subsequent changes in judgment resulting from new information may lead to changes in recognition, derecognition, and measurement. Adjustments may result, for example, upon resolution of an issue with the taxing authorities, or expiration of a statute of limitations barring an assessment for an issue. Such adjustments could have a material impact on MMC’s effective tax rate, net income, and cash flows in a particular future period. It is reasonably possible that the total amount of unrecognized tax benefits will decrease between zero and approximately $135 million within the next 12 months due to settlement of audits and expiration of statutes of limitation.

Liquidity and Capital Resources

MMC’s liquidity needs are primarily for operating expenses, capital expenditures, servicing debt, funding pension obligations, paying dividends on outstanding stock and funding acquisitions. As a holding company, MMC’s primary source for meeting these requirements is cash flows from operating subsidiaries. Other sources of liquidity include borrowing facilities discussed below in financing cash flows.

Cash on our consolidated balance sheets includes funds available for general corporate purposes. Funds held on behalf of clients in a fiduciary capacity are segregated and shown separately in the consolidated balance sheet as an offset to fiduciary liabilities. Fiduciary funds cannot be used for general corporate purposes, and should not be considered as a source of liquidity for MMC.

Operating Cash Flows

MMC generated $940 million of cash from operations in 2008 compared with a use of cash of $303 million in 2007. These amounts reflect the net income (loss) reported by MMC during those periods, excluding gains or losses from investments and the disposition of businesses, adjusted for non-cash charges and changes in working capital which relate, primarily, to the timing of payments for accrued liabilities or receipts of assets. Cash generated from the disposition of businesses is included in investing cash flows. Payment of accrued liabilities in 2008 includes approximately $170 million for regulatory settlements. This represents the final payment related to the settlement with the NYAG and NYSID as discussed in Note 16 and is consistent with the amount paid in 2007. In 2007, cash outflows included tax payments of $933 million related to the disposition of businesses, primarily Putnam. Although the cash proceeds from the Putnam transaction are included in investing cash flows, SFAS 95 specifies that the related payment of taxes be included in operating cash flows and not allocated to other cash flow categories.

MMC’s expected funding for its U.S. non-qualified and non-U.S. pension plans in 2009 is approximately $21 million and $370 million, respectively. MMC’s policy for funding its tax qualified defined benefit retirement plans is to contribute amounts at least sufficient to meet the funding requirements set forth in U.S. and applicable foreign law. There currently is no ERISA funding requirement for the U.S. qualified plan for 2008 or 2009. Funding requirements for non-U.S. plans vary by country. Contribution rates are determined by the local actuaries based on local funding practices and requirements. Funding amounts may be influenced by future asset performance, the level of discount rates and other variables impacting the assets and/or liabilities of the plan. In addition, amounts funded in the future, to the extent not due under regulatory requirements, may be affected by alternative uses of MMC’s cash flows, including dividends, investments and share repurchases.

During 2008, MMC’s defined benefit pension plans were negatively impacted by the severe downturn in the global equity markets. Defined benefit assets experienced market declines of approximately 18% in the U.S. and approximately 14% in the U.K., our largest plan.

Pension liabilities are largely dependent on the discount rate set as of year end. In the U.S., interest rates declined dramatically over the last two months of 2008, resulting in a lower year-end discount rate than the prior year end. This contributed to a $300 million increase in the projected benefit obligation for the U.S. plans. While our U.S. plans show a funding deficit as of the end of 2008, no contributions to the U.S. plan are required in 2009.

Due to an increase in the discount rate and a reduction in inflation expectations, our U.K. plan liabilities decreased slightly in local currency terms in 2008. Although we make scheduled contributions to the U.K. plan throughout the year, in January 2009, we made a discretionary pension contribution of $70 million to the plan. We expect to contribute a similar amount in the second quarter of 2009. These contributions are included in the $370 million of expected contributions noted above. Overall, MMC’s aggregate pension expense in 2009 will be similar to that of 2008.

During 2008, MMC contributed approximately $20 million to the U.S. pension plans and $250 million to the significant non-U.S. pension plans, compared with $20 million for U.S. plans and $189 million for significant non-U.S. plans in 2007.

In September 2006, the FASB issued SFAS 158. SFAS 158 requires that MMC recognize on a prospective basis the funded status of its overfunded defined benefit pension and retiree medical plans (the “Plans”) as a net benefit plan asset and its unfunded and underfunded Plans as a net benefit plan liability. The offsetting adjustment to the amount of assets and liabilities required to be recognized is recorded in Accumulated Other Comprehensive Income, net of tax, in MMC’s 2006 year-end balance sheet. Subsequent changes in the funded status are recognized through the income statement and other comprehensive income in the year in which they occur as appropriate. MMC adopted the provisions of SFAS 158, prospectively, on December 31, 2006. The impact of adopting SFAS 158 resulted in a reduction in assets of $660 million and an increase in liabilities of $245 million, including a related adjustment to tax benefits of $423 million. The net impact of adopting SFAS 158 was a reduction of MMC’s stockholders’ equity of $905 million in 2006 (or $804 million including an adjustment for the impact of recording a reduction to the minimum pension liability prior to the adoption of SFAS 158). In 2007, the improved funded status of the Plans resulted in a net increase to equity of $708 million. In 2008, the decrease in the funded status of the plans resulted in a net decrease to equity of $988 million. The change in funded status of the Plans is impacted by numerous items, including actual results compared with prior estimates and assumptions, contributions to the Plans, and changes in assumptions to reflect information available at the respective measurement dates. Significant items impacting the funded status of the U.S. and U.K. plans in 2008 are discussed above. In 2007, the funded status of MMC’s Plans was significantly impacted by an increase in the discount rates used in the measurement of the pension liabilities at December 31, 2007, reflecting a general widening of credit spreads on high quality corporate debt obligations and by contributions and asset returns.

Financing Cash Flows

Net cash used for financing activities was $643 million in 2008 compared with $2.7 billion of net cash used for financing activities in 2007. During 2008, MMC reduced outstanding debt by approximately $260 million. During 2007, MMC reduced outstanding debt by approximately $1.1 billion and repurchased $1.3 billion of its common stock. These actions are discussed more fully below.

Debt Repayment

During 2008, MMC’s 3.625% five-year fixed rate $250 million senior notes matured. MMC used cash on hand to manage liquidity, including the repayment of these notes.

During 2007, MMC utilized commercial paper and bank borrowings, as well as cash on hand, to manage liquidity, including the funding of maturing bonds and the repurchase of shares. In the first quarter of 2007, MMC’s 5.375%, five-year $500 million senior notes matured. MMC’s three-year floating rate $500 million senior notes matured in the third quarter of 2007. MMC used a portion of its proceeds from the Putnam transaction to pay down outstanding commercial paper and revolving credit facility borrowings. At December 31, 2008, no commercial paper or revolving credit facility borrowings were outstanding.

MMC and certain of its foreign subsidiaries maintain a $1.2 billion multi-currency revolving credit facility. Subsidiary borrowings under the facility are unconditionally guaranteed by MMC. The facility will expire in December 2010. There were no borrowings outstanding under this facility at December 31, 2008.

MMC’s senior debt is currently rated Baa2 by Moody’s and BBB- by Standard & Poor’s. MMC’s short-term debt is currently rated P-2 by Moody’s and A-3 by Standard & Poor’s. MMC carries a stable outlook from both Moody’s and Standard & Poor’s. In December 2007, Standard & Poor’s lowered its rating on MMC’s long-term debt from BBB to BBB- and lowered the rating on MMC’s short-term debt from A-2 to A-3.

MMC also maintains other credit facilities, guarantees and letters of credit with various banks, primarily related to operations located outside the United States, aggregating $285 million at December 31, 2008 and $265 million at December 31, 2007. There were no outstanding borrowings under these facilities at December 31, 2008.

Share Repurchases

In August 2007, MMC entered into an $800 million accelerated share repurchase agreement with a financial institution counterparty. Under the terms of the agreement, MMC paid the full $800 million purchase price and took delivery from the counterparty of an initial tranche of 21,320,530 shares of MMC common stock, which were reflected as an increase in Treasury shares (a decrease in shares outstanding) on the delivery date. This number of shares was the quotient of the $800 million purchase price divided by a contractual “cap” price of $37.5225 per share. Based on the market price of MMC’s common stock over the subsequent settlement period, in March 2008 the counterparty delivered to MMC an additional 10,751,000 shares for no additional payment and the transaction was concluded. MMC thus repurchased a total of 32,071,630 shares at an average price per share to MMC of $24.9442. The repurchased shares were reflected as an increase in Treasury shares (a decrease in shares outstanding) on the respective delivery dates. This transaction was effected under a $1.5 billion share repurchase authorization granted by MMC’s Board of Directors in August 2007. MMC remains authorized to repurchase additional shares of its common stock up to a value of $700 million. There is no time limit on this authorization.

In May 2007, MMC entered into a $500 million accelerated share repurchase agreement with a financial institution counterparty. Under the terms of the agreement, MMC paid the full $500 million purchase price and took delivery from the counterparty of an initial tranche of 13,464,749 shares of MMC common stock. Based on the market price of MMC’s common stock over the subsequent settlement period, in July 2007 the counterparty delivered to MMC an additional 2,555,519 shares for no additional payment and the transaction was concluded. MMC thus repurchased a total of 16,020,268 shares in the transaction, for a total cost of $500 million and an average price per share to MMC of $31.2105. The repurchased shares were reflected as an increase in Treasury shares (a decrease in shares outstanding) on the respective delivery dates. This transaction was effected under a $500 million share repurchase authorization granted by MMC’s Board of Directors in May 2007.

MMC did not repurchase any shares in 2008.

Dividends

MMC paid total dividends of $412 million in 2008 ($0.80 per share), $413 million ($0.76 per share) in 2007 and $374 million ($0.68 per share) in 2006.

Investing Cash Flows

Net cash used for investing activities amounted to $348 million in 2008. This compares with $3.0 billion of net cash generated from investing activities in 2007, primarily due to the Putnam transaction. Cash used for acquisitions totaled $126 million in 2008 compared with $206 million in 2007. Remaining deferred cash payments of approximately $60 million related to acquisitions completed in 2008 and prior years are recorded in accounts payable and accrued liabilities or in other liabilities in the consolidated balance sheets at December 31, 2008. Cash provided by the sale of securities was $20 million in 2008. In 2007, cash provided by the sale of securities of $78 million was partly offset by cash used to purchase investments of $44 million.

MMC’s additions to fixed assets and capitalized software, which amounted to $386 million in 2008 and $378 million in 2007, primarily relate to computer equipment purchases, the refurbishing and modernizing of office facilities and software development costs.

MMC has committed to potential future investments of approximately $81 million in connection with its investments in Trident II and other funds managed by Stone Point Capital, LLC. The majority of MMC’s investment commitments for funds managed by Stone Point Capital, LLC are related to Trident II, the investment period for which is now closed for new investments. Any remaining capital calls for Trident II would relate to follow-on investments in existing portfolio companies or for management fees or other partnership expenses. Significant future capital calls related to Trident II are not expected. Although it is anticipated that Trident II will be harvesting its remaining portfolio, the timing of any portfolio company sales and capital distributions is unknown and not controlled by MMC.

Commitments and Obligations

MMC’s contractual obligations of the types identified in the table below were of the following amounts as of December 31, 2008:

	Payment due by Period
Contractual Obligations (In millions of dollars)	Total	Within 1 Year	1-3 Years	4-5 Years	After 5 Years

Current portion of long-term debt	$408	$408	$—	$—	$—
Long-term debt	3,198	—	567	518	2,113
Net operating leases	2,937	386	682	532	1,337
Service agreements	145	54	46	29	16
Other long-term obligations	60	25	35	—	—
Total	$6,748	$873	$1,330	$1,079	$3,466

The above does not include unrecognized tax benefits of $293 million, accounted for under FIN 48, as MMC is unable to reasonably predict the timing of settlement of these liabilities, other than approximately $20 million that may become payable during 2009. The above does not include liabilities established under FIN 45 as MMC is unable to reasonably predict the timing of settlement of these liabilities, other than approximately $3 million that may become payable during 2009.

Market Risk and Credit Risk

Certain of MMC’s revenues, expenses, assets and liabilities are exposed to the impact of interest rate changes and fluctuations in foreign currency exchange rates and equity markets.

Interest Rate Risk and Credit Risk

MMC has historically managed its net exposure to interest rate changes by utilizing a mixture of variable and fixed rate borrowings to finance MMC’s asset base. During 2007, virtually all of MMC’s variable rate borrowings were repaid.

Interest income generated from MMC’s cash investments as well as invested fiduciary funds will vary with the general level of interest rates, particularly short-term interest rates.

MMC had the following investments subject to variable interest rates:

(In millions of dollars)	December 31, 2008
Cash and cash equivalents invested in money market funds, certificates of deposit and time deposits (Note 1)	$1,685
Fiduciary cash and investments (Note 1)	$3,297

These investments and debt instruments are discussed more fully in the above-indicated Notes to the consolidated financial statements.

Based on the above balances, if short-term interest rates decrease by 10%, or 13 basis points over the course of the year, annual interest income, including interest earned on fiduciary funds, would decrease by approximately $4 million.

In addition to interest rate risk, our cash investments and fiduciary fund investments are subject to potential loss of value due to counterparty credit risk. To minimize this risk, MMC and its subsidiaries invest pursuant to a Board approved investment policy. The policy mandates the preservation of principal and liquidity and requires broad diversification with counterparty limits assigned based primarily on credit rating and type of investment. MMC carefully monitors its cash and fiduciary fund investments and will further restrict the portfolio as appropriate to market conditions. The majority of cash and fiduciary funds are invested in short-term bank deposits and liquid money market funds.

Foreign Currency Risk

The translated values of revenue and expense from MMC’s international Risk and Insurance Services and Consulting operations are subject to fluctuations due to changes in currency exchange rates. The non-U.S. based revenue that is exposed to foreign exchange fluctuations is approximately 54% of total revenue. Note 17 details revenue by geographic area. We periodically use forward contracts and options to limit foreign currency exchange rate exposure on net income and cash flows for specific, clearly defined transactions arising in the ordinary course of business.

Equity Price Risk

MMC holds investments in public and private companies, as well as in certain private equity funds managed by Stone Point Capital. Publicly traded investments of $21 million are classified as available for sale under SFAS No. 115. Non-publicly traded investments of $91 million are accounted for using the cost method and $207 million are accounted for using the equity method under APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”. The investments that are classified as available for sale or that are not publicly traded are subject to risk of changes in market value, which if determined to be other than temporary, could result in realized impairment losses. MMC periodically reviews the carrying value of such investments to determine if any valuation adjustments are appropriate under the applicable accounting pronouncements.

Other

A significant number of lawsuits and regulatory proceedings are pending. See Note 16 to the consolidated financial statements.

Management’s Discussion of Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and judgments that affect reported amounts of assets, liabilities, revenue and expenses, and disclosure of contingent assets and liabilities. Management considers the policies discussed below to be critical to understanding MMC’s financial statements because their application places the most significant demands on management’s judgment, and requires management to make estimates about the effect of matters that are inherently uncertain. Actual results may differ from those estimates.

Legal and Other Loss Contingencies

MMC and its subsidiaries are subject to numerous claims, lawsuits and proceedings. GAAP requires that liabilities for contingencies be recorded when it is probable that a liability has been incurred before the balance sheet date and the amount can be reasonably estimated. Significant management judgment is required to comply with this guidance. MMC analyzes its litigation exposure based on available information, including consultation with outside counsel handling the defense of these matters, to assess its potential liability.

In addition, to the extent that insurance coverage is available, significant management judgment is required to determine the amount of recoveries that are expected under MMC’s various insurance programs.

Retirement Benefits

MMC maintains qualified and non-qualified defined benefit pension plans for its eligible U.S. employees and a variety of defined benefit and defined contribution plans for eligible non-U.S. employees. MMC’s policy for funding its tax qualified defined benefit retirement plans is to contribute amounts at least sufficient to meet the funding requirements set forth in U.S. and applicable foreign laws.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)©” (“SFAS 158”). SFAS 158 requires that MMC recognize the funded status of its overfunded defined benefit pension and retiree medical plans (the “Plans”) as a net benefit plan asset and its unfunded and underfunded plans as a net benefit plan liability. The gains or losses and prior service costs or credits that have not been recognized as components of net periodic costs are recorded as a component of Accumulated Other Comprehensive Income (“AOCI”), net of tax, in MMC’s consolidated balance sheets. MMC adopted the provisions of SFAS 158, prospectively, on December 31, 2006.

The determination of net periodic pension cost is based on a number of actuarial assumptions, including an expected long-term rate of return on plan assets, the discount rate and assumed rate of salary increase. Significant assumptions used in the calculation of net periodic pension costs and pension liabilities are disclosed in Note 8 to the consolidated financial statements. MMC believes the assumptions for each plan are reasonable and appropriate and will continue to evaluate actuarial assumptions at least annually and adjust them as appropriate. Based on its current assumptions, MMC expects pension expense in 2009 to be essentially the same as 2008.

Future pension expense or credits will depend on plan provisions, future investment performance, future assumptions and various other factors related to the populations participating in the pension plans. Holding all other assumptions constant, a half-percentage point change in the rate of return and discount rate assumptions would affect net periodic pension cost for the U.S. and U.K. plans, which comprise approximately 85% of total pension plan liabilities, as follows:

	0.5 Percentage Point Increase		0.5 Percentage Point Decrease

(In millions of dollars)	U.S.	U.K.	U.S.	U.K.
Assumed Rate of Return	(16.5)	(28.9)	16.5	28.9
Discount Rate	(19.2)	(41.8)	28.7	46.8

Changing the discount rate and leaving the other assumptions constant may not be representative of the impact on expense, because the long-term rates of inflation and salary increases are often correlated with the discount rate.

MMC contributes to certain health care and life insurance benefits provided to its retired employees. The cost of these postretirement benefits for employees in the United States is accrued during the period up to the date employees are eligible to retire, but is funded by MMC as incurred. The key assumptions and sensitivity to changes in the assumed health care cost trend rate are discussed in Note 8 to the consolidated financial statements.

Income Taxes

MMC’s tax rate reflects its income, statutory tax rates and tax planning in the various jurisdictions in which it operates. Significant judgment is required in determining the annual tax rate and in evaluating uncertain tax positions. On January 1, 2007 MMC adopted the provisions of FIN 48, to account for the uncertainty in income taxes. Accordingly, MMC reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with FIN 48 is a two-step process, the first step involves recognition. We determine whether it is more likely than not that a tax position will be sustained upon tax examination, including resolution of any related appeals or litigation, based on only the technical merits of the position. The technical merits of a tax position derive from both statutory and judicial authority (legislation and statutes, legislative intent, regulations, rulings, and case law) and their applicability to the facts and circumstances of the tax position. If a tax position does not meet the more likely than not recognition threshold, the benefit of that position is not recognized in the financial statements. The second step is measurement. A tax position that meets the more likely than not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate resolution with a taxing authority.

Uncertain tax positions are evaluated based upon the facts and circumstances that exist at each reporting period and involve significant management judgment. Subsequent changes in judgment based upon new information may lead to changes in recognition, derecognition, and measurement. Adjustments may result, for example, upon resolution of an issue with the taxing authorities, or expiration of a statute of limitations barring an assessment for an issue. Prior to January 1, 2007, MMC estimated its uncertain income tax obligations in accordance with SFAS 109 and SFAS 5. MMC recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Tax law requires items be included in MMC’s tax returns at different times than the items are reflected in the financial statements. As a result, the annual tax expense reflected in the consolidated statements of income is different than that reported in the tax returns. Some of these differences are permanent, such as expenses that are not deductible in the returns, and some differences are temporary and reverse over time, such as depreciation expense. Temporary differences create deferred tax assets and liabilities. Deferred tax liabilities generally represent tax expense recognized in the financial statements for which payment has been deferred, or expense for which a deduction has been taken already in the tax return but the expense has not yet been recognized in the financial statements. Deferred tax assets generally represent items that can be used as a tax deduction or credit in tax returns in future years for which a benefit has already been recorded in the financial statements. In assessing the need for and amount of a valuation allowance for deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized and adjusts the valuation allowance accordingly. MMC evaluates all significant available positive and negative evidence, including the existence of losses in recent years and its forecast of future taxable income by jurisdiction, in assessing the need for a valuation allowance. MMC also considers tax-planning strategies that would result in realization of deferred tax assets, and the presence of taxable income in prior carryback years if carryback is permitted under the appropriate tax law. The underlying assumptions MMC uses in forecasting future taxable income require significant judgment and take into account MMC’s recent performance. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which temporary differences or carryforwards are deductible or creditable. Valuation allowances are established for deferred tax assets when it is estimated that it is more likely than not future taxable income will be insufficient to fully use a deduction or credit in that jurisdiction.

Fair Value Determinations

Investment Valuation—MMC holds investments in both public and private companies, as well as certain private equity funds. The majority of the public investments are accounted for as available for sale securities under SFAS No. 115. Certain investments, primarily investments in private equity funds are accounted for using the equity method under APB Opinion No. 18. Although not directly recorded in MMC’s consolidated balance sheets, MMC’s defined benefit pension plans hold investments of approximately $8 billion. The fair value of these investments determines in part, the over- or under-funded status of those plans, which is included in MMC’s consolidated balance sheets. MMC periodically reviews the carrying value of its investments to determine if any valuation adjustments are appropriate under the applicable accounting pronouncements. MMC bases its review on the facts and circumstances as they relate to each investment. Fair value of investments in private equity funds is determined by the Funds’ investment managers. Factors considered in determining the fair value of private equity investments include: implied valuation of recently completed financing rounds that included sophisticated outside investors; performance multiples of comparable public companies; restrictions on the sale or disposal of the investments; trading characteristics of the securities; and the relative size of the holdings in comparison to other private investors and the public market float. In those instances where quoted market prices are not available, particularly for equity holdings in private companies, or formal restrictions limit the sale of securities, significant management judgment is required to determine the appropriate value of MMC’s investments. MMC reviews with the fund manager the appropriateness of valuation results for significant private equity investments.

Goodwill Impairment Testing—Under SFAS 142, MMC is required to assess goodwill and any indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. MMC performs the annual impairment test for each of its reporting units during the third quarter of each year. Fair values of the reporting units are estimated using a market approach or a discounted cash flow model. Carrying values for the reporting units are based on balances at the prior quarter end and include directly identified assets and liabilities, as well as an allocation of those assets and liabilities not recorded at the reporting unit level. As previously disclosed, MMC performed an interim goodwill impairment assessment in its Risk Consulting & Technology segment which resulted in impairment charges totaling $540 million recorded in the first and second quarters of 2008. MMC completed its 2008 annual review in the third quarter of 2008 and concluded that goodwill was not impaired. The fair value estimates used in this assessment are dependent upon assumptions and estimates about the future profitability and other financial ratios of our reporting units, as well as relevant financial data, recent transactions and market valuations of comparable public companies. If in the future, the performance of our reporting units varies significantly from our projections or our assumptions or estimates about future profitability of our reporting units change, the estimated fair value of our reporting units could change materially and could result in an impairment of goodwill.

Share-based Payment

SFAS 123R “Share-based Payment”, requires among other things, that the estimated fair value of stock options be charged to earnings. Significant management judgment is required to determine the appropriate assumptions for inputs such as volatility and expected term necessary to estimate option values. In addition, management judgment is required to analyze the terms of the plans and awards granted thereunder to determine if awards will be treated as equity awards or liability awards, as defined by SFAS 123R.

As of December 31, 2008, there was $16.8 million of unrecognized compensation cost related to stock option awards. The weighted-average periods over which the costs are expected to be recognized is 1.4 years. Also as of December 31, 2008, there was $288 million of unrecognized compensation cost related to MMC’s restricted stock, restricted stock unit and deferred stock unit awards.

See Note 9 to the consolidated financial statements for additional information regarding the adoption of SFAS 123R.

New Accounting Pronouncements

Note 1 contains a summary of the Company’s significant accounting policies, including a discussion of recently issued accounting pronouncements and their impact or potential future impact on MMC’s financial results, if determinable.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

See the information set forth under the heading “Market Risk and Credit Risk” above under Part II, Item 7 (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”).